 Exhibit 10.45

EXECUTION COPY

Confidential

 Exclusive License Agreement

by and between

REXAHN Pharmaceuticals, Inc.

and

ZHEJIANG HAICHANG BIOTECHNOLOGY CO., Ltd.

February 8, 2020

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS	1

Article 2 GRANT OF RIGHTS	10

2.1 Exclusive License	10
2.2 Sublicenses	11
2.3 No Implied Rights	11
2.4 Retained Rights	11
2.5 Termination of Prior Collaboration Agreement	11

Article 3 COVENANTS	12

3.1 HaiChang Development and Commercialization	12
3.2 HaiChang Diligence	12
3.3 Annual Reports	12
3.4 Transfer of Licensed Know-How	13
3.5 Transfer of Transferred Materials	13
3.6 Stability Testing	13
3.7 No Other Assistance by Rexahn	14

Article 4 FINANCIAL PROVISIONS	14

4.1 Payment for Transferred Materials	14
4.2 Development Milestone Events	14
4.3 Royalties	18
4.4 Sublicensing Revenue	19
4.5 Method of Payments	21
4.6 Audit	21
4.7 Taxes	21
4.8 Currency	22

Article 5 INTELLECTUAL PROPERTY RIGHTS	22

5.1 Prosecution and Maintenance of Licensed Patents	22
5.2 Third Party Infringement	22
5.3 Defense of Claims Brought by Third Parties	23
5.4 Patent Listing	24

Article 6 CONFIDENTIALITY	24

6.1 Confidentiality; Exceptions	24
6.2 Authorized Disclosure	24
6.3 Press Release; Disclosure of Agreement	25

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6.4 Termination of Prior Agreement	26
6.5 Remedies	26
6.6 Clinical Trial Register	26
6.7 Return of Confidential Information	26
6.8 Survival	26

Article 7 REPRESENTATIONS, WARRANTIES AND COVENANTS	26

7.1 Representations and Warranties of Both Parties	26
7.2 Representations and Warranties of Rexahn	27
7.3 Mutual Covenants	28
7.4 Rexahn Covenants	28
7.5 Disclaimer	28
7.6 LIMITATION OF LIABILITY	28

Article 8 INDEMNIFICATION	29

8.1 Indemnification by HaiChang	29
8.2 Indemnification by Rexahn	29
8.3 Procedure	30

Article 9 TERM AND TERMINATION	30

9.1 Term; Expiration	30
9.2 Termination for Cause	30
9.3 HaiChang Unilateral Termination Right	31
9.4 Termination for Insolvency	31
9.5 Effects of Termination	32
9.6 Accrued Rights; Surviving Provisions of this Agreement	33

Article 10 MISCELLANEOUS	34

10.1 Dispute Resolution	34
10.2 Arbitration Request	34
10.3 Governing Law	35
10.4 Assignment	35
10.5 Performance Warranty	36
10.6 Force Majeure	36
10.7 Notices	36
10.8 Waiver	37
10.9 Severability	37
10.10 Independent Contractors	37
10.11 Headings; Interpretation	37
10.12 Further Actions	38
10.13 Construction of Agreement	38
10.14 Supremacy	38

ii

10.15 Counterparts	38
10.16 Entire Agreement	38

Exhibits

Exhibit A	Licensed Patents
Exhibit B	Description of RX-0047
Exhibit C	Description of RX-0201 and RX-0301
Exhibit D	Transferred Know-How
Exhibit E	Transferred Materials
Exhibit F	Sanofi MSA

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of the 8th day of February, 2020 (the “Effective Date”), by and between Rexahn Pharmaceuticals, Inc., a Delaware corporation having offices at 15245 Shady Grove Road, Suite 455, Rockville, Maryland, U.S.A. (“Rexahn”), and Zhejiang HaiChang Biotechnology Co., Ltd., a Chinese company having offices at 1500 Wenyixi Rd, Building 4, Hangzhou, China 311121 (“HaiChang”). Rexahn and HaiChang are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

Whereas, Rexahn owns or controls the rights to (a) RX-0047, a proprietary compound that inhibits the expression of HIF-1, (b) RX-0201, a proprietary compound that inhibits the protein kinase Akt-1, and (c) the nanoliposomal formulation of RX-0201 known as RX-0301 (collectively, the “Licensed Compounds,” as further defined below);

Whereas, HaiChang is a specialty pharmaceutical and formulation company, which owns or controls certain intellectual property related to its proprietary nanoliposomal formulations; and

WHEREAS, Rexahn desires to grant to HaiChang, and HaiChang desires to obtain from Rexahn, an exclusive license to certain intellectual property owned or controlled by Rexahn relating to the Licensed Compounds to permit HaiChang to research, develop and commercialize the Licensed Compounds and Licensed Products (as defined below), all upon the terms and conditions more specifically described herein.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:

1.1              “Accounting Standards” means (a) U.S. generally accepted accounting principles, or (b) International Financial Reporting Standards, as applicable to a Person and consistently applied.

1.2              “Acquired Person” has the meaning set forth in Section 1.15.

1.3              “Acquiring Person” means, collectively, the Person referenced in the definition of Change of Control and such Person’s Affiliates, other than the Acquired Person in the definition of Change of Control and such Acquired Person’s Affiliates, determined immediately prior to the closing of such Change of Control.

1.4              “Action” has the meaning set forth in Section 5.2(b).

1.5              “Affiliate” means any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.6              “Agreement” has the meaning set forth in the Preamble.

1.7              “Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.8              “Arbitration Request” has the meaning set forth in Section  10.2.

1.9              “Bankruptcy Code” has the meaning set forth in Section  9.4.

1.10           “Breaching Party” has the meaning set forth in Section  9.2(a).

1.11           “Business Day” means a day on which banking institutions in New York, New York, United States are open for business.

1.12           “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.13           “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.14           “Centralized Procedure” means submission of an MAA to the EMA using the centralised procedure.

1.15           “Change of Control” means, with respect to a Person (an “Acquired Person”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person; (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger; or (c) the Acquired Person sells or transfers to another Person all or substantially all of its assets.

1.16          “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

1.17          “Claims” has the meaning set forth in Section 8.1.

1.18          “Clinical Trial” means a Phase I Clinical Trial, a Phase II Clinical Trial or a Phase III Clinical Trial, as applicable.

1.19          “Combination Components” has the meaning set forth in Section 1.55.

1.20          “Commercially Reasonable Efforts” means, with respect to a Party, efforts that are consistent with the efforts and resources commonly used in the pharmaceutical industry by a company of comparable size in connection with the research, development and commercialization of a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the potential or actual profitability of the applicable product (including pricing and reimbursement status achieved or to be achieved) and other relevant factors, including technical, legal, scientific and/or medical factors.

1.21          “Completion” means, with respect to a Clinical Trial, that such Clinical Trial has been completed in accordance with the applicable protocol and the database for such Clinical Trial has been locked.

1.22          “Confidential Information” has the meaning set forth in Section 6.1.

1.23          “Control,” “Controls,” or “Controlled” means possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party. A Party shall be deemed to Control certain specified Patents or Know-How to the extent of its individual or joint interest therein, as applicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Party nor its Affiliates will be deemed to Control any Patent, Know-How, other intellectual property right, Confidential Information, compound, or molecule that is owned or in-licensed by an Acquiring Person.

1.24          “Disclosing Party” has the meaning set forth in Section  6.1.

1.25          “Dollars” or “$” means the legal tender of the U.S.

1.26          “Effective Date” has the meaning set forth in the Preamble.

1.27          “EMA” means the European Medicines Agency, or any successor agency thereto.

1.28          “European Union” or “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.29          “Exclusive License” has the meaning set forth in Section  2.1.

1.30          “Exclusive Sublicense” means, with respect to an RX-0047 Product or an RX-0301 Product and a particular jurisdiction (e.g., the U.S., the EU or China), that HaiChang has granted an exclusive sublicense with respect to its rights under the Exclusive License to a Third Party (other than a distributor) to commercialize such product in such jurisdiction.

1.31          “Executive Officer” means (a) with respect to HaiChang, the Chief Executive Officer of HaiChang, or any other person that such officer designates from time to time, and (b) with respect to Rexahn, the Chief Executive Officer of Rexahn, or any other person that such officer designates from time to time.

1.32          “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.33          “Field” means any and all uses.

1.34          “First Commercial Sale” means, with respect to any Licensed Product, the first sale for which revenue has been recognized by HaiChang or its Affiliate for use or consumption by the general public of such Licensed Product in any country in the Territory after all Regulatory Approvals have been granted in such country.

1.35          “Force Majeure” has the meaning set forth in Section  10.6.

1.36          “FTE” means the equivalent of the work of one employee of HaiChang or its Affiliate directly related to the development of an RX-0301 Product or an RX-0201 Product full-time (i.e., 1710 hours) for one year.

1.37          “FTE Rate” means a rate per FTE equal to Two Hundred Fifty Thousand Dollars ($250,000) (which may be prorated on a daily or hourly basis as necessary).

1.38          “GLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.

1.39          “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.

1.40          “HaiChang” has the meaning set forth in the Preamble.

1.41          “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States, or any comparable application filed with any Regulatory Authority outside of the United States.

1.42          “Indemnitee” has the meaning set forth in Section  8.3.

1.43          “Infringement” has the meaning set forth in Section  5.2(a).

1.44          “Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient in such Clinical Trial.

1.45          “Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including: (a) information, techniques, technology, practices, trade secrets, discoveries, developments, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including assay development, compound screening, chemical, pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, reports and study reports; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.46          “Licensed Compounds” means (a) RX-0047, a proprietary compound that inhibits the expression of HIF-1 (as further defined below, “RX-0047”), (b) RX-0201, a proprietary compound that inhibits the protein kinase Akt-1 (as further defined below, “RX-0201”), and (c) the nanoliposomal formulation of RX-0201 known as RX-0301 (as further defined below, “RX-0301”).

1.47          “Licensed IP” means the Licensed Know-How and the Licensed Patents.

1.48          “Licensed Know-How” means any Know-How Controlled by Rexahn or its Affiliates, as of the Effective Date or after the Effective Date during the Term, to the extent relating to the Licensed Compounds.

1.49          “Licensed Patents” means any Patents that are Controlled by Rexahn or its Affiliates, as of the Effective Date or after the Effective Date during the Term, that claim or cover the making, having made, using, selling, offering for sale or importation of the Licensed Compounds. The Licensed Patents in existence as of the Effective Date are set forth on Exhibit A hereto, which shall be updated as needed from time to time during the Term.

1.50          “Licensed Product” means any pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient and in any dosage form or formulation, including a nanoformulation or a nanoliposomal formulation.

1.51          “Limited Territory” means the Territory excluding the countries in Asia.

1.52          “Losses” has the meaning set forth in Section  8.1.

1.53          “MAA” means a Marketing Authorization Application, a New Drug Application or similar application, as applicable, and all amendments and supplements thereto, submitted to the EMA, the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the EU or the U.S. with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical product, in a country or in a group of countries.

1.54          “Major European Markets” means France, Germany, Italy, Spain and the United Kingdom.

1.55          “Net Sales” means, with respect to any Licensed Product, the gross invoiced sales price of such Licensed Product sold by or on behalf of HaiChang or its Affiliates (the “Selling Party”), in finished product form, packaged and labelled for sale in arm’s-length transactions to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

(a)             transportation charges relating to the Licensed Product, including handling charges and insurance premiums relating thereto;

(b)             sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to the Licensed Product and any other equivalent governmental charges imposed upon the importation, use or sale of the Licensed Product;

(c)             government-mandated and other rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs);

(d)             customary trade, quantity and cash discounts allowed on the Licensed Product;

(e)             allowances or credits to customers on account of retrospective price reductions affecting the Licensed Product; and

(f)              customary rebates and charge-backs including those granted to managed care entities.

Net Sales shall be calculated and accounted for in accordance with Accounting Standards.

Where a Licensed Product is sold in combination with other active ingredients (collectively, “Combination Components”), the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Licensed Product in the same dosage amount or quantities in the applicable country during the applicable Calendar Quarter if sold separately, and B is the sum of the actual prices of all Combination Components with which the Licensed Product is combined, in the same dosage amount or quantities in the applicable country during the applicable Calendar Quarter if sold separately. If A or B cannot be determined because values for the Licensed Product or Combination Components with which the Licensed Product is combined are not available separately in a particular country, then the Parties shall discuss an appropriate allocation for the fair market value of the Licensed Product and the Combination Components with which the Licensed Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each active ingredient, and the relative value to the end user of each active ingredient.

Sales of Licensed Product between HaiChang and its Affiliates shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates are end users.

To the extent that Net Sales is used in Section 9.5(a), Net Sales shall have the meaning set forth above, with all references to “Licensed Product” replaced by “Terminated Product,” and all references to “HaiChang or its Affiliates” replaced by “Rexahn or its Affiliates or sublicensees.”

1.56          “NEXT BT” has the meaning set forth in Section 2.1.

1.57          “NEXT BT Agreements” has the meaning set forth in Section 2.1.

1.58          “Non-Breaching Party” has the meaning set forth in Section  9.2(a).

1.59          “Party” or “Parties” has the meaning set forth in the Preamble.

1.60          “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.

1.61          “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.62          “Phase I Clinical Trial” means a human clinical trial of a compound or product, the principal purpose of which is a determination of safety over a range of doses, as more fully defined in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.63          “Phase II Clinical Trial” means a human clinical trial of a compound or product for an indication, the principal purpose of which is a determination of safety and efficacy for such indication in a target patient population over a range of doses, as more fully defined in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.64          “Phase III Clinical Trial” means a pivotal human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.65          “Prior Collaboration Agreement” means that certain Research Collaboration and License Agreement, dated as of February 8, 2018, between Rexahn and HaiChang, which was terminated contemporaneously with the execution of this Agreement.

1.66          “Qualified Expenses” means (a) external costs and expenses, and (b) internal costs calculated on an FTE basis at the FTE Rate, in each case of (a) and (b) to the extent exclusively related to the development of an RX-0301 Product or an RX-0201 Product after the Effective Date.

1.67          “Receiving Party” has the meaning set forth in Section  6.1.

1.68          “Regulatory Approval” means all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the marketing and sale of a particular Licensed Product in the applicable jurisdiction, excluding pricing approvals.

1.69          “Regulatory Authority” means the FDA, and any health regulatory authority in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Licensed Product in such country, and any successor(s) thereto.

1.70          “Rexahn” has the meaning set forth in the Preamble.

1.71          “RX-0047” means Rexahn’s proprietary compound designated as RX-0047 that inhibits the expression of HIF-1, the chemical structure of which is described on Exhibit B attached hereto, any and pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof.

1.72          “RX-0047 Product” means a Licensed Product comprising RX-0047. For clarity, an RX-0047 Product shall not include RX-0201 or RX-0301.

1.73          “RX-0201” means Rexahn’s proprietary compound designated as RX-0201 that inhibits the protein kinase Akt-1, the chemical structure of which is described on Exhibit C attached hereto, and any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof.

1.74          “RX-0301” means the nanoliposomal formulation of RX-0201 designated as RX-0301, as further described on Exhibit C attached hereto

1.75          “RX-0301 Product” means a Licensed Product comprising RX-0201 or RX-0301. For clarity, an RX-0301 Product shall not include RX-0047.

1.76          “Sanofi” has the meaning set forth in Section 3.6.

1.77          “Sanofi MSA” has the meaning set forth in Section 3.6.

1.78          “Selling Party” has the meaning set forth in Section 1.55.

1.79          “Stability Testing Activities” has the meaning set forth in Section 3.6.

1.80          “Sublicensee” means, with respect to a particular Licensed Product, a Third Party to whom HaiChang or its Affiliate has granted a sublicense under any Licensed IP.

1.81          “Sublicensing Revenue” means the cash value of any consideration received by HaiChang or its Affiliate from a Third Party in connection with (i) an Exclusive Sublicense, (ii) an option, right of first negotiation, right of first refusal or other similar right to obtain an Exclusive Sublicense, or (iii) a covenant not to assert Patents covering a Licensed Compound or Licensed Product, including upfront payments, milestone payments (including milestone payments based on the achievement of development, regulatory, sales or other milestone events), option fees, royalties and other payments based on sales of products, and revenue sharing payments, but excluding consideration received by HaiChang or its Affiliate in the following categories:

(a)             the portion of any such consideration that relates to the value of intellectual property other than the Licensed IP that is licensed or sublicensed by HaiChang or its Affiliate to such Third Party;

(b)             bona fide support for future research, development and manufacturing activities corresponding directly to the development of Licensed Products pursuant to a written, verifiable contractual arrangement therefor and in the case of future research, development and manufacturing activities, an applicable work plan or budget;

(c)             proceeds derived from debt financing, to the extent that such financing is at market rates;

(d)             consideration received for the purchase of an equity interest in HaiChang or its Affiliate to the extent that the price per share for such equity does not exceed the fair market value of such equity; and

(e)             as reimbursement of HaiChang’s patent costs incurred for the prosecution and maintenance of the Licensed Patents.

1.82          “Term” has the meaning set forth in Section  9.1.

1.83          “Terminated Product” means (a) if this Agreement is terminated in full, all Licensed Products, or (b) if this Agreement is terminated solely with respect to the RX-0047 Product, the RX-0201 Product, or the RX-0301 Product, such terminated Licensed Product.

1.84          “Termination License” has the meaning set forth in Section 9.5(a)(vi).

1.85          “Territory” means the entire world.

1.86          “Third Party” means any Person other than Rexahn or HaiChang or an Affiliate of Rexahn or HaiChang.

1.87          “Transferred Know-How” has the meaning set forth in Section 3.4.

1.88          “Transferred Materials” has the meaning set forth in Section 3.5.

1.89          “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.90          “Valid Claim” means a claim of (a) an issued and unexpired Patent, or (b) a patent application that has been pending approval for no more than seven (7) years after the initial date of filing, and that (in each case, as applicable) has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through reexamination or disclaimer, opposition procedure, nullity suit or otherwise.

1.91          “VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed elsewhere instead of or in addition to value added tax.

1.92          “Vendor Notices” has the meaning set forth in Section 3.5.

Article 2

GRANT OF RIGHTS

2.1              Exclusive License. Subject to the terms and conditions of this Agreement, Rexahn hereby grants to HaiChang during the Term (the “Exclusive License”):

   (a)                an exclusive (even as to Rexahn and its Affiliates, subject to Section 2.4), royalty-bearing right and license, with the right to grant sublicenses (including through multiple tiers of sublicensees, subject to Section 2.2), under the Licensed IP to research, develop, make, have made, use, sell, offer for sale and import RX-0047 and Licensed Products comprising RX-0047 in the Field in the Territory;

   (b)               an exclusive (even as to Rexahn and its Affiliates, subject to Section 2.4), royalty-bearing right and license, with the right to grant sublicenses (including through multiple tiers of sublicensees, subject to Section 2.2), under the Licensed IP to research, develop, make, have made, use, sell, offer for sale and import RX-0201 and Licensed Products comprising RX-0201 in the Field in the Limited Territory; and

   (c)                an exclusive (even as to Rexahn and its Affiliates, subject to Section 2.4), royalty-bearing right and license, with the right to grant sublicenses (including through multiple tiers of sublicensees, subject to Section 2.2), under the Licensed IP to research, develop, make, have made, use, sell, offer for sale and import RX-0301 and Licensed Products comprising RX-0301 in the Field in the Territory.

HaiChang acknowledges and agrees that (i) under the terms of that certain Royalty and Release Agreement, dated as of February 5, 2018, between NEXT BT Co. Ltd. (“NEXT BT”) and Rexahn, as supplemented by that certain Addendum to the Royalty and Release Agreement, dated as of June 21, 2018, between NEXT BT and Rexahn (collectively, the “NEXT BT Agreements”), NEXT BT has an exclusive, perpetual, irrevocable, transferable, sub-licensable license, to make, have made, sell, distribute, research, develop, commercialize or otherwise use the Licensed Products (as defined thereunder) in terms of RX-0201 within the Asia Territory, and (ii) notwithstanding anything to the contrary set forth in this Agreement, HaiChang’s rights under this Agreement with respect to RX-0201 and Licensed Products comprising RX-0201 are subject to, and limited by, NEXT BT’s rights with respect to RX-0201 under the NEXT BT Agreements.

2.2              Sublicenses. The Exclusive License may be sublicensed, in full or part, by HaiChang to its Affiliates or Third Parties, provided that (a) any such sublicense shall be in writing and consistent with and subject to the terms and conditions of this Agreement, and (b) HaiChang shall continue to be responsible for the performance of its obligations under this Agreement and will be responsible for all actions and omissions of its Sublicensees as if such Sublicensees were HaiChang hereunder. HaiChang shall deliver to Rexahn a copy of each agreement with a Sublicensee within thirty (30) calendar days after execution thereof.

2.3              No Implied Rights. Except as expressly stated herein, HaiChang shall have no other right to use, or interest in, the Licensed IP. Additionally, HaiChang shall not have any interest in any other Patents, Know-How or other intellectual property owned, licensed, developed or controlled by Rexahn or its Affiliates, other than as expressly provided in this Agreement or other valid written agreements. Rexahn makes no grant of intellectual property rights by implication.

2.4              Retained Rights. All rights that are not specifically granted herein by Rexahn to HaiChang are reserved to Rexahn. Rexahn retains rights under the Licensed IP to the extent necessary to perform its obligations under this Agreement.

2.5              Termination of Prior Collaboration Agreement. Effective as of the Effective Date, the Prior Collaboration Agreement shall be terminated. Notwithstanding Sections 10.7 and 10.8 of the Prior Collaboration Agreement, the following provisions of the Prior Collaboration Agreement shall survive termination: Article 1 (to the extent applicable to the other surviving provisions), Section 6.1, Section 8.6, Section 8.7, Article 9, Section 10.8(a) and Article 11.

Article 3

COVENANTS

3.1           HaiChang Development and Commercialization. HaiChang, either itself and/or by or through its Affiliates or Sublicensees, shall be solely responsible for and shall have full control and authority with respect to, all development, registration, manufacturing, marketing, advertising, promotional, launch and sales activities in connection with the Licensed Compounds and the Licensed Products in the Field in the Territory. All costs associated with such activities shall be borne solely by HaiChang.

3.2           HaiChang Diligence.

 (a)                RX-0047 Product. During the Term, HaiChang shall use Commercially Reasonable Efforts to develop, seek Regulatory Approval for and commercialize one (1) RX-0047 Product in the Field in the Territory.

 (b)               RX-0301 Product. During the Term, HaiChang shall use Commercially Reasonable Efforts to develop, seek Regulatory Approval for and commercialize one (1) RX-0301 Product in the Field in the Territory.

3.3           Annual Reports.

 (a)                RX-0047 Product. Prior to the end of each Calendar Year occurring during the Term, HaiChang shall deliver to Rexahn a written report summarizing (i) the development and commercialization activities undertaken by or on behalf of HaiChang and its Affiliates and Sublicensees with respect to RX-0047 and the RX-0047 Product in the Field in the Territory during such Calendar Year, and (ii) the development and commercialization activities to be undertaken by or on behalf of HaiChang and its Affiliates and Sublicensees with respect to RX-0047 and the RX-0047 Product in the Field in the Territory during the upcoming Calendar Year.

 (b)               RX-0301 Product and RX-0201 Product. Prior to the end of each Calendar Year occurring during the Term, HaiChang shall deliver to Rexahn a written report summarizing (i) the development and commercialization activities undertaken by or on behalf of HaiChang and its Affiliates and Sublicensees with respect to RX-0301, RX-0201, the RX-0201 Product and the RX-0301 Product in the Field in the Territory during such Calendar Year, and (ii) the development and commercialization activities to be undertaken by or on behalf of HaiChang and its Affiliates and Sublicensees with respect to RX-0301, RX-0201, the RX-0301 Product and the RX-0201 Product in the Field in the Territory during the upcoming Calendar Year.

(c)                Contents of Annual Report. Without limiting the requirements of Section 3.3(a) or Section 3.3(b), each report submitted in accordance with this Section 3.3 shall include (i) information relating to filings made or planned to be made with Regulatory Authorities, including any INDs and MAAs, and other material correspondence and interactions with Regulatory Authorities, (ii) a summary of material manufacturing activities, and (iii) a summary of all activities undertaken by or on behalf of HaiChang and its Affiliates to grant an Exclusive Sublicense or other exclusive rights to develop and commercialize to the extent relating to the Licensed Compound that is the subject of such report. HaiChang shall provide any information reasonably requested by Rexahn relating to the contents in a report submitted in accordance with this Section 3.3.

3.4           Transfer of Licensed Know-How. Within thirty (30) calendar days after the Effective Date, Rexahn shall transfer and deliver to HaiChang, at no cost to HaiChang, copies of the documentation included within the Licensed Know-How described on Exhibit D (the “Transferred Know-How”). All such Transferred Know-How shall be transferred and delivered electronically, if available, or in hard copy if not available in electronic form.

3.5           Transfer of Transferred Materials. Rexahn owns the materials set forth on Exhibit E (the “Transferred Materials”), which Transferred Materials are stored on Rexahn’s behalf by the Third Party vendors specified on Exhibit E. Within fifteen (15) calendar days after the Effective Date, Rexahn shall notify each such Third Party vendor in writing that Rexahn has transferred ownership of the relevant Transferred Materials to HaiChang (the “Vendor Notices”). From and after the date of each Vendor Notice, HaiChang shall be responsible for (a) entering into any contract or other documentation necessary for the continued storage, handling or transfer of the Transferred Materials by such Third Party vendor, and (b) any and all costs and expenses arising from the continued storage, handling or transfer of the Transferred Materials. The Transferred Materials shall be provided “as is” and Rexahn makes no REPRESENTATIONS OR warranties, express or implied, with respect to the Transferred materials, including, without limitation, warranties of merchantability or fitness for any particular purpose, COMPLIANCE WITH GMP, non-infringement of any Third Party patent, trademark, copyright or any other third party right.

3.6           Stability Testing. Rexahn is party to that certain Agreement for Development, Analytical and Manufacturing Services relating to RX-0201 (as such agreement may be amended or restated, the “Sanofi MSA”), effective as of October 13, 2014, with Sanofi-Aventis Deutschland GmbH (“Sanofi”), a complete and accurate copy of which is attached hereto as Exhibit F. Under the terms of Amended Service Order #8, dated as of February 8, 2020, issued under the Sanofi MSA, Rexahn engaged Sanofi to perform stability testing activities for RX-0201 (as further described in Amended Service Order #8, the “Stability Testing Activities”). In order to facilitate HaiChang’s further development and commercialization of the RX-0301 Product, the Parties desire for Rexahn to continue to engage Sanofi with respect to the Stability Testing Activities through completion; provided, that (a) Rexahn’s obligation to continue to engage Sanofi to perform the Stability Testing Activities shall only continue for so long as the Sanofi MSA remains in effect, (b) HaiChang pays to Rexahn all amounts that become payable by Rexahn to Sanofi under the Sanofi MSA in connection with the Stability Testing Activities after the Effective Date, which amounts shall be paid to Rexahn at least five (5) Business Days in advance of the applicable payment due date under the Sanofi MSA or otherwise within five (5) Business Days after Rexahn has requested reimbursement for such amounts from HaiChang, and (c) each Party shall promptly and reasonably cooperate with the other Party in connection with the Stability Testing Activities. In furtherance of the foregoing, HaiChang agrees to timely provide to Rexahn any information and input necessary for Sanofi to conduct the Stability Testing Activities, and Rexahn agrees to promptly provide to HaiChang any data, reports, notices and other information provided by Sanofi to Rexahn in connection with the Stability Testing Activities and to take any actions reasonably required under the terms of the Sanofi MSA to enable Sanofi to conduct the Stability Testing Activities.

3.7           No Other Assistance by Rexahn. Except as expressly set forth in Section 3.4, Section 3.5 and Section 3.6, Rexahn shall have no obligation to provide any assistance, including technical, regulatory or other development assistance, or other cooperation, with respect to the transition of development activities for the Licensed Compounds from Rexahn to HaiChang or the further development and commercialization of the Licensed Compounds and Licensed Products by or on behalf of HaiChang, its Affiliates and Sublicensees. The Parties acknowledge and agree that HaiChang shall have the right to engage current or former employees or consultants of Rexahn to assist with the further development and commercialization of the Licensed Compounds and Licensed Products in its sole discretion and at its sole expense, and Rexahn agrees to reasonably cooperate with HaiChang to enable such engagement, which cooperation may include releasing such employees or consultants from any contractual obligations to Rexahn that may prohibit such engagement provided that such engagement is consistent with the scope of the licenses and rights granted by Rexahn to HaiChang under this Agreement.

Article 4

FINANCIAL PROVISIONS

4.1           Payment for Transferred Materials. Within fifteen (15) calendar days of delivery of the Vendor Notices in accordance with Section 3.5, HaiChang shall pay to Rexahn a one-time, non-refundable, non-creditable payment of Two Hundred Fifty Thousand Dollars ($250,000).

4.2           Development Milestone Events.

(a)                RX-0047 Product. Subject to the terms and conditions set forth in this Section 4.2, HaiChang shall make each of the one-time, non-refundable, non-creditable milestone payments to Rexahn that are set forth below upon the first occurrence of the corresponding milestone event by or on behalf of HaiChang or its Affiliates with respect to an RX-0047 Product. Each milestone payment under this Section 4.2(a) shall be paid only once with respect to the first time such milestone event is achieved.

Milestone Number	Milestone Event	Milestone Payment ($)
1	Initiation of a Phase III Clinical Trial of an RX-0047 Product sponsored by HaiChang or its Affiliate	5,000,000 less any Sublicensing Revenue paid with respect to an RX-0047 Product as of the date of achievement of milestone event 1*
2	Filing of an MAA for an RX-0047 Product in the U.S. by or on behalf of HaiChang or its Affiliate if HaiChang has not has not granted an Exclusive Sublicense for an RX-0047 Product in the U.S. at the time that such MAA is filed	5,000,000
3	Filing of an MAA for an RX-0047 Product (a) in the EU using the Centralized Procedure, or (b) in a Major European Market, in either case by or on behalf of HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0047 Product in a Major European Market at the time that such MAA is filed	3,000,000
4	Filing of an MAA for an RX-0047 Product in China by or on behalf of HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0047 Product in China at the time that such MAA is filed	2,000,000
5	Regulatory Approval for an RX-0047 Product in the U.S. is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0047 Product in the U.S. at the time that such Regulatory Approval is granted	10,000,000
6	Regulatory Approval for an RX-0047 Product (a) in the EU using the Centralized Procedure, or (b) in a Major European Market, in either case is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0047 Product in a Major European Market at the time that such Regulatory Approval is granted	5,000,000

Milestone Number	Milestone Event	Milestone Payment ($)
7	Regulatory Approval for an RX-0047 Product in China is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0047 Product in China at the time that such Regulatory Approval is granted	3,000,000

*If the amount of Sublicensing Revenue paid with respect to an RX-0047 Product as of the date of achievement of milestone event 1 exceeds Five Million Dollars ($5,000,000), then no milestone payment shall be payable with respect to milestone event 1.

(b)           RX-0301 Product and RX-0201 Product. Subject to the terms and conditions set forth in the remainder of this Section 4.2, HaiChang shall make each of the one-time, non-refundable, non-creditable milestone payments to Rexahn that are set forth below upon the first occurrence of the corresponding milestone event by or on behalf of HaiChang or its Affiliates with respect to an RX-0301 Product. Each milestone payment under this Section 4.2(b) shall be paid only once with respect to the first time such milestone event is achieved. For clarity, each milestone payment will be paid one time only on the first occurrence of the milestone event for either an RX-0301 Product or an RX-0201 Product.

Milestone Number	Milestone Event	Milestone Payment ($)
8	First dosing of the first patient in a Phase III Clinical Trial of an RX-0301 Product or an RX-0201 Product sponsored by HaiChang or its Affiliate	10,000,000 less any Sublicensing Revenue paid with respect to an RX-0301 Product or an RX-0201 Product as of the date of achievement of milestone event 8**

Milestone Number	Milestone Event	Milestone Payment ($)
9	Filing of an MAA for an RX-0301 Product or an RX-0201 Product in the U.S. by or on behalf of HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product or an RX-0201 Product in the U.S. at the time that such MAA is filed	10,000,000
10	Filing of an MAA for an RX-0301 Product or an RX-0201 Product (a) in the EU using the Centralized Procedure, or (b) in a Major European Market, in either case by or on behalf of HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product or an RX-0201 Product in a Major European Market at the time that such MAA is filed	5,000,000
11	Filing of an MAA for an RX-0301 Product in China by or on behalf of HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product in China at the time that such MAA is filed	5,000,000
12	Regulatory Approval for an RX-0301 Product or an RX-0201 Product in the U.S. is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product or an RX-0201 Product in the U.S. at the time that such Regulatory Approval is granted	20,000,000
13	Regulatory Approval for an RX-0301 Product or an RX-0201 Product (a) in the EU using the Centralized Procedure, or (b) in a Major European Market, in either case is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product or an RX-0201 Product in a Major European Market at the time that such Regulatory Approval is granted	10,000,000
14	Regulatory Approval for an RX-0301 Product in China is granted to HaiChang or its Affiliate if HaiChang has not granted an Exclusive Sublicense for an RX-0301 Product in China at the time that such Regulatory Approval is granted	3,000,000

**If the amount of Sublicensing Revenue paid with respect to an RX-0301 Product or an RX-0201 Product as of the date of achievement of milestone event 8 exceeds Ten Million Dollars ($10,000,000), then no milestone payment shall be payable with respect to milestone event 8.

(c)           Payment. HaiChang shall notify Rexahn in writing promptly, but in no event later than ten (10) Business Days, after the achievement of each milestone event set forth in this Section 4.2. HaiChang shall pay all such milestone payments due to Rexahn in Dollars within thirty (30) calendar days following the achievement of the corresponding milestone event.

4.3           Royalties.

(a)           RX-0047 Product Royalty. Subject to the remainder of this Section 4.3, HaiChang shall pay to Rexahn a royalty in the amount of five percent (5%) of Net Sales of RX-0047 Products sold by or on behalf of HaiChang or its Affiliates in the Territory. HaiChang’s obligation to pay royalties with respect to an RX-0047 Product in a particular country in the Territory shall commence upon the First Commercial Sale of such RX-0047 Product in such country and shall expire on the later of (i) the expiration of the last Valid Claim of a Licensed Patent that covers such RX-0047 Product in such country, and (ii) the date that is ten (10) years after First Commercial Sale of such RX-0047 Product in such country. The Parties acknowledge and agree that the foregoing royalty is intended to compensate Rexahn for the value of the Licensed IP, including the value of the Licensed Know-How, and is not intended to be solely a Patent royalty.

(b)           RX-0301 Product Royalty. Subject to the remainder of this Section 4.3, HaiChang shall pay to Rexahn a royalty in the amount of ten percent (10%) of Net Sales of RX-0301 Products sold by or on behalf of HaiChang or its Affiliates in the Territory. HaiChang’s obligation to pay royalties with respect to an RX-0301 Product in a particular country in the Territory shall commence upon the First Commercial Sale of such RX-0301 Product in such country and shall expire on the later of (i) the expiration of the last Valid Claim of a Licensed Patent that covers such RX-0301 Product in such country, and (ii) the date that is ten (10) years after First Commercial Sale of such RX-0301 Product in such country. The Parties acknowledge and agree that the foregoing royalty is intended to compensate Rexahn for the value of the Licensed IP, including the value of the Licensed Know-How, and is not intended to be solely a Patent royalty.

(c)           RX-0201 Product Royalty. Subject to the remainder of this Section 4.3, HaiChang shall pay to Rexahn a royalty in the amount of ten percent (10%) of Net Sales of RX-0201 Products sold by or on behalf of HaiChang or its Affiliates in the Territory. HaiChang’s obligation to pay royalties with respect to an RX-0201 Product in a particular country in the Territory shall commence upon the First Commercial Sale of such RX-0201 Product in such country and shall expire on the later of (i) the expiration of the last Valid Claim of a Licensed Patent that covers such RX-0201 Product in such country, and (ii) the date that is ten (10) years after First Commercial Sale of such RX-0201 Product in such country. The Parties acknowledge and agree that the foregoing royalty is intended to compensate Rexahn for the value of the Licensed IP, including the value of the Licensed Know-How, and is not intended to be solely a Patent royalty.

(d)           Reports; Royalty Payments. Until the expiration of all royalty payment obligations under this Section 4.3, HaiChang shall make written reports and Calendar Quarterly payments to Rexahn within forty-five (45) calendar days after the end of each Calendar Quarter during which there was Net Sales of a Licensed Product in the Territory, each such written report in reasonable detail as available stating, on a Licensed Product-by-Licensed Product basis, (i) gross sales of each Licensed Product sold by or on behalf of HaiChang or its Affiliates, in local currency and Dollars, (ii) a calculation of Net Sales of each Licensed Product sold by or on behalf of HaiChang and its Affiliates, in local currency and Dollars, and (iii) a calculation of the royalties due to Rexahn under this Section 4.3 with respect to such Licensed Product. Concurrent with the delivery of each such report, HaiChang shall make the royalty payment due to Rexahn for the Calendar Quarter covered by such report.

4.4           Sublicensing Revenue.

(a)           RX-0047 Product. Subject to the terms and conditions set forth in this Section 4.4, HaiChang shall pay to Rexahn a percentage of all Sublicensing Revenue received by HaiChang and its Affiliates with respect to an RX-0047 Product in a particular jurisdiction based on the time when the Exclusive Sublicense resulting in such Sublicensing Revenue is granted:

Time of Grant of Exclusive Sublicense	Percentage of Sublicensing Revenue Payable to Rexahn
Prior to the Completion of the first Phase I Clinical Trial for an RX-0047 Product Initiated after the Effective Date	40%
After Completion of the first Phase I Clinical Trial for an RX-0047 Product Initiated after the Effective Date but prior to the Completion of the first Phase II Clinical Trial for an RX-0047 Product Initiated after the Effective Date	30%
After Completion of the first Phase II Clinical Trial for an RX-0047 Product Initiated after the Effective Date but prior to the Completion of the first Phase III Clinical Trial for an RX-0047 Product Initiated after the Effective Date	20%
After Completion of the first Phase III Clinical Trial for an RX-0047 Product Initiated after the Effective Date	10%

(b)           RX-0301 Product and RX-0201 Product. Subject to the terms and conditions set forth in this Section 4.4, HaiChang shall pay to Rexahn a percentage of all Sublicensing Revenue received by HaiChang and its Affiliates with respect to an Exclusive Sublicense for an RX-0301or an RX-0201Product in each jurisdiction (or portion thereof) as set forth below.

If HaiChang has incurred Eight Million Dollars ($8,000,000) or less of Qualified Expenses with respect to the development of an RX-0301 Product and an RX-0201 Product at the time when the applicable Exclusive Sublicense is granted, then the following percentages of Sublicensing Revenue shall apply:

Jurisdiction of Exclusive Sublicense	Percentage of Sublicensing Revenue Payable to Rexahn
Global	65%
U.S.	70%
EU, including the Major European Markets	70%
China (in relation to RX-0301)	30%
Rest of world other than the U.S., EU (including the Major European Markets) and China if the Exclusive Sublicense is not global	70%

If HaiChang has incurred more than Eight Million Dollars ($8,000,000) of Qualified Expenses with respect to the development of an RX-0301 Product and an RX-0201 Product at the time when the applicable Exclusive Sublicense is granted, then the following percentages of Sublicensing Revenue shall apply:

Jurisdiction of Exclusive Sublicense	Percentage of Sublicensing Revenue Payable to Rexahn
Global	55%
U.S.	60%
EU, including the Major European Markets	60%
China (in relation to RX-0301)	20%
Rest of world other than the U.S., EU (including the Major European Markets) and China if the Exclusive Sublicense is not global	60%

(c)           Reports; Sublicensing Revenue Payments. Until the expiration of all Sublicensing Revenue payment obligations under this Section 4.3, HaiChang shall make written reports and Calendar Quarterly payments to Rexahn within forty-five (45) calendar days after the end of each Calendar Quarter during which HaiChang or its Affiliate received Sublicensing Revenue, each such written report in reasonable detail as available stating, on a Licensed Product-by-Licensed Product basis, (i) the amount of Sublicensing Revenue received by HaiChang or its Affiliate during such Calendar Quarter, and (ii) a calculation of the amount of Sublicensing Revenue due to Rexahn under this Section 4.4 with respect to such Licensed Product. Concurrent with the delivery of each such report, HaiChang shall make the Sublicensing Revenue payment due to Rexahn for the Calendar Quarter covered by such report.

4.5           Method of Payments. All payments due from HaiChang to Rexahn under this Agreement shall be paid in Dollars by wire transfer to a bank account designated in writing by Rexahn.

4.6           Audit. HaiChang shall keep and maintain for three (3) years complete and accurate records of (a) sales of Licensed Products by or on behalf of HaiChang and its Affiliates in sufficient detail to allow Rexahn to confirm the accuracy of royalties paid and/or payable under Section 4.3 hereunder, and (b) Qualified Expenses incurred by HaiChang and its Affiliates and Sublicensing Revenue received by HaiChang and its Affiliates, in each case in sufficient detail to allow Rexahn to confirm the accuracy of Sublicensing Revenue amounts paid or payable under Section 4.4 hereunder. Rexahn shall have the right during such three (3) year period to appoint at its expense an independent certified public accountant reasonably acceptable to HaiChang to audit its relevant records for the purpose of verifying reports provided by HaiChang under Section 4.3(d) and Section 4.4(c). HaiChang shall make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) calendar days written notice from Rexahn. Such audit right shall not be exercised by Rexahn more than once in any Calendar Year and the records for a twelve (12) month period may not be audited more than once. All records made available for audit shall be deemed to be Confidential Information of HaiChang and, upon the request of HaiChang, the independent certified public accountant selected by Rexahn shall enter into a confidentiality agreement with HaiChang in a form reasonably acceptable to HaiChang regarding the use and disclosure of such Confidential Information. The results of each audit, if any, shall be binding on both Parties absent manifest error. Rexahn shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment of royalties to Rexahn under Section 4.3 of five percent (5%) or more over the period being audited or an underpayment of Sublicensing Revenue to Rexahn under Section 4.4, in which case documented and reasonable audit fees for such examination shall be paid by HaiChang. If such audit reveals an underpayment of royalties or Sublicensing Revenue, HaiChang shall pay any unpaid royalties or Sublicensing Revenue within thirty (30) calendar days of the completion of the audit. If such audit reveals an overpayment of royalties or Sublicensing Revenue, then at Rexahn’s election, Rexahn shall either pay any overpaid royalties or Sublicensing Revenue to HaiChang within thirty (30) calendar days of the completion of the audit or HaiChang shall have the right to credit such overpayment against future amounts payable to Rexahn under this Agreement.

4.7           Taxes.

(a)           Withholding. Any tax paid or required to be withheld by HaiChang for the benefit of Rexahn on account of any royalties or other payments payable to Rexahn under this Agreement shall be deducted from the amount of royalties or other payments otherwise due.  HaiChang shall secure and send to Rexahn proof of any such taxes withheld and paid by HaiChang for the benefit of Rexahn, and will, at Rexahn’s request, provide reasonable assistance to Rexahn in recovering such taxes.

(b)           VAT. All amounts in this Agreement are stated exclusive of VAT and other applicable indirect taxes or duties. The Parties agree that, where appropriate, they will provide each other with a valid tax invoice, and against the production of such invoice, the Parties shall pay the amount of any such tax to the other Party. If such taxes are subsequently refunded by the applicable fiscal authority, the Party receiving the refund will immediately notify the other Party and refund such amount within thirty (30) calendar days of receipt.

4.8           Currency. With respect to sales of the Licensed Product invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars. With respect to sales of the Licensed Product invoiced in a currency other than Dollars, the Net Sales and amounts due hereunder will be reported in Dollars, calculated using the average exchange rates as calculated and utilized by HaiChang’s reporting system and published accounts.

Article 5

INTELLECTUAL PROPERTY RIGHTS

5.1           Prosecution and Maintenance of Licensed Patents. HaiChang shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain each of the Licensed Patents throughout the Territory, at HaiChang’s cost. If, during the Term, HaiChang intends to allow any Licensed Patent to expire or intends to otherwise abandon any such Licensed Patent, HaiChang shall notify Rexahn of such intention or decision at least thirty (30) calendar days prior to any filing or payment due date, or any other date that requires action, in connection with such Licensed Patent, and Rexahn shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense, in the name of Rexahn, and such Patent shall no longer be a Licensed Patent hereunder. Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the Licensed Patents in a manner consistent with this Section 5.1.

5.2           Third Party Infringement.

(a)           Notice. If either Party becomes aware of any suspected infringement or misappropriation by a Third Party of any Licensed Patents or Licensed Know-How (each, an “Infringement”), then that Party shall promptly notify the other Party and provide it with all material details of such activities of which it is aware.

(b)           HaiChang Right to Enforce. HaiChang shall have the first right, but not the obligation, to address such Infringement in the Field in the Territory by taking reasonable steps, which may include the institution of legal proceedings or other actions (an “Action”), and to compromise or settle such Action; provided, that (i) HaiChang shall keep Rexahn reasonably informed about such Action and Rexahn shall provide all reasonable cooperation to HaiChang in connection with such Action, (ii) HaiChang shall not take any position with respect to such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patents or Licensed Know-How, or compromise or settle any such Action, without the prior consent of Rexahn, which consent shall not be unreasonably withheld, and (iii) if HaiChang does not intend to prosecute or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform Rexahn in such a manner that such Action will not be prejudiced and Section 5.2(c) shall apply.

(c)           Rexahn Right to Enforce. In the event of an Infringement described in Section 5.2(a), if (i) HaiChang informs Rexahn that it does not intend to prosecute an Action in respect of the Licensed Patents or the Licensed Know-How, (ii) within sixty (60) calendar days after notice of Infringement HaiChang has not commenced any such Action, or (iii) if HaiChang thereafter ceases to pursue such Action, then Rexahn shall have the right, at its own expense, upon notice to HaiChang to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by HaiChang. In such event, Rexahn shall keep HaiChang fully informed about such Action and HaiChang shall provide all reasonable cooperation to Rexahn in connection with such Action.

(d)           Right to Representation. Each Party shall have the right to participate and be represented by counsel that it selects, in any Action instituted under Section 5.2(b) or Section 5.2(c) by the other Party. If a Party with the right to initiate an Action to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action or may require the Party with standing to initiate such Action at the expense of the other Party.

(e)           Cooperation. In any Action instituted under this Section 5.2, the Parties shall cooperate with and assist each other in all reasonable respects.

(f)           Share of Recoveries. Except as otherwise provided, the costs and expenses of the Party bringing suit under this Section 5.2 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; (ii) if HaiChang is the Party controlling such action, then any remaining proceeds shall be shared equally between the Parties; or (iii) if Rexahn is the Party controlling such action, then any remaining proceeds shall be retained by Rexahn. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.2 may not be entered into without the consent of the Party not bringing the suit, which consent shall not be unreasonably withheld.

5.3           Defense of Claims Brought by Third Parties. In the event that any action, suit or proceeding is brought against either Party or an Affiliate or sublicensee of either Party alleging the infringement of the Know-How or Patents of a Third Party by the making, having made, use, sale, offering for sale or importation of a Licensed Compound or a Licensed Product in the Field in the Territory, such Party shall notify the other Party within five (5) calendar days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. HaiChang shall have the right, but not the obligation, to defend such action, suit or proceeding in the Territory at its sole cost and expense. Rexahn shall have the right to separate counsel at its own expense in any such action, suit or proceeding, and the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.

5.4           Patent Listing. HaiChang will have sole decision-making authority with respect to the determination of which Licensed Patents to list in the FDA’s Orange Book and which Licensed Patents will be subject to patent term extensions.

Article 6

CONFIDENTIALITY

6.1           Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)           was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual knowledge by the Receiving Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)           was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

6.2           Authorized Disclosure. Except as otherwise provided in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a)           under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement;

(b)           to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Regulatory Approval, conducting pre-clinical activities or clinical trials, marketing Licensed Products or otherwise required by Applicable Laws or the rules of a securities exchange or securities listing organization; provided, that if a Receiving Party is required by Applicable Laws to make any such disclosure of a Disclosing Party’s Confidential Information it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed;

(c)           to existing or prospective advisors, investors, collaborators, (sub)licensees, partners or joint venturers, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement;

(d)           as reasonably required under the circumstances, to a Third Party in connection with (i) a merger, consolidation or similar transaction by such Party, or (ii) the sale of all or substantially all of the assets of such Party to which this Agreement relates, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (iii) to the extent mutually agreed in writing by the Parties.

In each of the above authorized disclosures, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 6.2 to treat such Confidential Information as required under this Article 6.

6.3           Press Release; Disclosure of Agreement. Except to the extent required by Applicable Laws or the rules of a securities exchange or securities listing organization, neither Party shall issue any other press release or other public disclosure concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any results or data arising hereunder, except with the other Party’s prior written consent. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases and disclosures prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases and disclosures, and shall give due consideration to any reasonable comments by the non-filing Party relating to such releases and disclosures, including where applicable subject matter for which confidential treatment may be sought. A Party may publicly disclose without regard to the preceding requirements of this Section 6.3 any information that was previously publicly disclosed pursuant to this Section 6.3; provided that such disclosure does not materially alter the meaning of the information disclosed previously.

6.4           Termination of Prior Agreement. All information exchanged between the Parties prior to the Effective Date and/or under the Prior Collaboration Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 6.

6.5           Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

6.6           Clinical Trial Register. HaiChang shall have the right to publish the results or summaries of results of all clinical trials (including meta-analysis or observational studies) conducted by or on behalf of HaiChang with respect to the Licensed Compounds or Licensed Products in any clinical trial register maintained by HaiChang or its Affiliates and the protocols of clinical trials relating to the Licensed Compounds or Licensed Products on www.ClinicalTrials.gov (and/or in each case publish the results, summaries and/or protocols of clinical trials on such other websites and/or repositories as required by Applicable Laws or HaiChang’s or its Affiliates’ policies). Each such publication made in accordance with this Section 6.6 shall not be a breach of the confidentiality obligations provided in this Article 6.

6.7           Return of Confidential Information. Except as otherwise provided in Article 9 of this Agreement, upon termination of this Agreement, each Party hereto and its Affiliates shall return all Confidential Information of the other Party in its possession to the other Party; provided, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party; and (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks or other electronic systems, the deletion from which would not be practicable; in either case, solely for the purpose of determining the extent of disclosure of Confidential Information hereunder, assuring compliance with the surviving provisions of this Agreement, relevant document retention policies of the Party and Applicable Laws.

6.8           Survival. This Article 6 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

Article 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1           Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)           such Party is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)           such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)           this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;

(d)           the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e)           no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is necessary for the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith.

7.2           Representations and Warranties of Rexahn. Rexahn hereby represents, warrants, and covenants to HaiChang, as of the Effective Date, that:

(a)           Rexahn Controls the Licensed Know-How and Licensed Patents existing as of the Effective Date;

(b)           Rexahn has the right to grant all rights and licenses it purports to grant to HaiChang with respect to the Licensed Know-How and Licensed Patents under this Agreement;

(c)           Rexahn has no present knowledge of any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against Rexahn alleging that the Licensed Know-How or Licensed Patents misappropriate or infringe, in part or in whole, the intellectual property or intellectual property rights of such Third Party;

(d)           Rexahn has not granted any right or license to any Third Party relating to any of the Licensed Know-How or Licensed Patents that would conflict or interfere with any of the rights or licenses granted to HaiChang hereunder;

(e)           Exhibit A sets forth a complete and accurate list of the Licensed Patents as of the Effective Date; and

(f)           Rexahn has disclosed to HaiChang all material information received by Rexahn concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any Licensed Patent anywhere in the Territory.

7.3           Mutual Covenants. Each Party hereby covenants to the other Party that:

(a)           such Party shall, to the extent applicable, perform its activities pursuant to this Agreement in material compliance with Applicable Laws, including GLP, GMP and good clinical practices; and

(b)           such Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Section 7.3 or the material breach of any representation or warranty provided by either Party under Section 7.1 or by Rexahn under Section 7.2.

7.4           Rexahn Covenants. During the Term, Rexahn shall not grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict or interfere with any of the rights or licenses granted to HaiChang hereunder.

7.5           Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, REXAHN MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, REXAHN DISCLAIMS ANY WARRANTIES WITH RESPECT TO (A) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED COMPOUNDS AND LICENSED PRODUCTS, AND (B) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO HAICHANG UNDER THIS AGREEMENT.

7.6           LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 6 OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, NEITHER REXAHN NOR HAICHANG, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; provided, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF ARTICLE 8 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

Article 8

INDEMNIFICATION

8.1           Indemnification by HaiChang. HaiChang shall indemnify, defend and hold harmless Rexahn, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)           the gross negligence or wrongful intentional acts or omissions of HaiChang and its Affiliates and its or their respective directors, officers, employees, agents and sublicensees, in connection with HaiChang’s performance of its obligations or exercise of its rights under this Agreement;

(b)           any breach of any representation, warranty or covenant made by HaiChang under this Agreement;

(c)           the research, development and commercialization activities conducted by or on behalf of HaiChang, its Affiliates, subcontractors or sublicensees of the Licensed Compounds or Licensed Products; or

(d)           the Stability Testing Activities;

except, in each case of Section 8.1(a) through Section 8.1(d) (inclusive), to the extent Rexahn is obligated to indemnify HaiChang with respect to such Losses under Section 8.2.

8.2           Indemnification by Rexahn. Rexahn shall indemnify, defend and hold harmless HaiChang and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)           the gross negligence or wrongful intentional acts or omissions of Rexahn and its Affiliates and its or their respective directors, officers, employees and agents, in connection with Rexahn’s performance of its obligations or exercise of its rights under this Agreement;

(b)           any breach of any representation, warranty or covenant made by Rexahn under this Agreement; or

(c)           the research, development and commercialization activities conducted by or on behalf of Rexahn, its Affiliates, subcontractors or sublicensees of the Licensed Compounds prior to the Effective Date (other than any research, development and commercialization activities conducted by or on behalf of HaiChang or its Affiliates under the Prior Collaboration Agreement);

except, in each case of Section 8.2(a) through Section 8.2(c) (inclusive), to the extent HaiChang is obligated to indemnify Rexahn with respect to such Losses under Section 8.1.

8.3           Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 8.1 or Section 8.2 is seeking such indemnification, such Indemnitee shall (a) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (provided, that the indemnifying Party may not settle the Claim without the prior consent of the Indemnitee, not to be unreasonably withheld), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Without limiting the foregoing, any Indemnitee will be entitled to participate in the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense (or continue to defend such Claim in good faith) and employ counsel in accordance with this Section 8.3, in which case the indemnified Party will be allowed to control the defense.

Article 9

TERM AND TERMINATION

9.1           Term; Expiration. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 9, shall expire upon the expiration of all of HaiChang’s payment obligations to Rexahn under Article 4. Upon expiration of the Term, the Exclusive License shall become fully paid-up, perpetual and irrevocable.

9.2           Termination for Cause.

(a)           Termination for Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations under this Agreement and such default shall have continued for ninety (90) calendar days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing with particularity and in detail the alleged material breach. Any such termination of this Agreement under this Section 9.2(a) shall become effective at the end of such ninety (90) calendar day period, unless the Breaching Party has either (i) cured any such breach or default prior to the expiration of such ninety (90) calendar day period, or (ii) if such breach is not susceptible to cure within such ninety (90) calendar day period, the Breaching Party has, within such ninety (90) calendar day period, provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-Breaching Party. Where the Non-Breaching Party has accepted any such plan in accordance with the preceding sentence, the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party if the Breaching Party subsequently fails to carry out such plan. The right of either Party to terminate this Agreement as provided in this Section 9.2(a) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)           Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Sections 10.1 and 10.2. From the date any claim of material breach is referred to the Executive Officers in accordance with Section 10.1 until such time as the dispute regarding such claimed material breach has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended and no termination under Section 9.2(a) shall become effective.

(c)           Termination Due to Patent Challenge. Rexahn may terminate this Agreement immediately if HaiChang or any of its Affiliates or Sublicensees directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency or governmental entity anywhere in the world challenging the validity or enforceability of any Licensed Patent licensed or sublicensed to it under this Agreement by Rexahn.

9.3           HaiChang Unilateral Termination Right. HaiChang shall have the right, at its sole discretion and without any penalty or liability, exercisable at any time during the Term, to terminate this Agreement in whole or with respect to the RX-0047 Product or the RX-0301 Product and the RX-0201 Product for any reason or no reason at all upon one hundred eighty (180) calendar days’ prior written notice to Rexahn.

9.4           Termination for Insolvency. In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country or has any such petition filed against it which is not discharged within sixty (60) calendar days of the filing thereof, then the other Party may thereafter terminate this Agreement effective immediately upon written notice to such Party. In connection therewith, all rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of Rexahn, HaiChang shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to HaiChang.

9.5           Effects of Termination.

(a)           Upon Unilateral Termination by HaiChang; Termination by Rexahn for Cause or Insolvency. In the event of (1) a termination of this Agreement in whole or with respect to a particular Terminated Product by HaiChang pursuant to Section 9.3, or (2) a termination of this Agreement by Rexahn pursuant to Sections 9.2 or 9.4, the following terms shall apply:

(i)            all rights and licenses granted by Rexahn to HaiChang under this Agreement with respect to the Terminated Products shall terminate;

(ii)           the Parties shall have no further obligation to perform any activities under this Agreement with respect to the Terminated Products other than as provided for or referenced in this Section 9.5 or in Section 9.6, and HaiChang shall cease any and all development and commercialization activities relating to the Terminated Products;

(iii)          HaiChang shall comply with its obligations pursuant to Sections 6.7 and 9.6 to the extent relating to the Terminated Products;

(iv)          HaiChang shall promptly return to Rexahn, at no cost to Rexahn, all tangible Licensed Know-How and Confidential Information of Rexahn to the extent relating to the Terminated Products;

(v)           upon the request of Rexahn, HaiChang shall, within thirty (30) calendar days of the effective date of termination of this Agreement, transfer to Rexahn all data within HaiChang’s control to the extent relating to the Terminated Products, and Rexahn shall have the right to use such data for any and all purposes;

(vi)          (x) upon the request of Rexahn, HaiChang shall grant and hereby grants to Rexahn a perpetual, exclusive, irrevocable, royalty-bearing license, with the right to grant sublicenses (including through multiple tiers), under any Patents and Know-How Controlled by HaiChang and its Affiliates necessary or reasonably useful for the further development and commercialization of the Terminated Products in the Field in the Territory (the “Termination License”), (y) upon the request of Rexahn, HaiChang shall transfer to Rexahn any tangible Know-How that is the subject of the Termination License (other than any data already transferred to Rexahn in accordance with Section 9.5(a)(v)), and (z) if Rexahn obtains the Termination License, Rexahn shall pay to HaiChang a royalty in the amount of five percent (5%) of Net Sales of Terminated Products covered by a Valid Claim of any Patents licensed by HaiChang to Rexahn under the Termination License, and Sections 4.3(d) and 4.5 through 4.8 (inclusive) shall apply mutatis mutandis as if Rexahn were HaiChang thereunder and the Terminated Products were Licensed Products thereunder;

(vii)         with respect to any ongoing Clinical Trials of the Terminated Products conducted by HaiChang, (x) HaiChang shall wind down the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Law, or, upon the request of Rexahn, transfer to Rexahn the conduct of such Clinical Trials as soon as reasonably practicable, and (y) until such time as the conduct of such Clinical Trials has been successfully terminated or transferred to Rexahn, HaiChang shall continue such Clinical Trials at its sole cost; and

(viii)         upon the request of Rexahn, (x) HaiChang shall assign and transfer to Rexahn any and all regulatory filings made with and all Regulatory Approvals obtained from the Regulatory Authorities in the Territory relating to the Terminated Products, including any INDs and MAAs, and (y) HaiChang shall cooperate with Rexahn to facilitate the orderly transition and uninterrupted development, manufacturing and commercialization of the Terminated Products, including by assigning or otherwise transferring (to the extent permissible) to Rexahn all right, title and interest in all Third Party contracts (or portions thereof) related to such development, manufacturing and commercialization, as reasonably requested by Rexahn.

(b)           Upon Termination by HaiChang for Cause or Insolvency. In the event of a termination of this Agreement by HaiChang pursuant to Section 9.2 or Section 9.4, the following terms shall apply:

(i)            all rights and licenses granted by Rexahn to HaiChang under this Agreement shall terminate;

(ii)           the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 9.5 or in Section 9.6, and HaiChang shall cease any and all development and commercialization activities relating to the Licensed Compounds and Licensed Products;

(iii)          each Party shall comply with its obligations pursuant to Sections 6.7 and 9.6; and

(iv)          with respect to any ongoing Clinical Trials of the Licensed Products conducted by HaiChang, HaiChang shall wind down the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Law, or, upon the request of Rexahn and at Rexahn’s expense, transfer to Rexahn the conduct of such Clinical Trials as soon as reasonably practicable.

9.6           Accrued Rights; Surviving Provisions of this Agreement.

(a)           Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b)           The following provisions shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive for so long as required to give effect to the subject matter of the provision: the last sentence of Section 3.5, Article 4 (other than Section 4.6 and solely to the extent of any amounts accrued thereunder), Section 4.6, Section 5.2(f), Article 6, Section 7.5, Section 7.6, Article 8, Section 9.5, this Section 9.6 and Article 10, as well as any applicable definitions in Article 1 and any other provisions which are expressed to survive termination or expiration or which are required to give effect to such termination or expiration.

Article 10

MISCELLANEOUS

10.1          Dispute Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section  10.1 within thirty (30) calendar days of referring such dispute to the Executive Officers, either Party may have the dispute settled by binding arbitration pursuant to Section  10.2.

10.2          Arbitration Request. A Party intending to commence an arbitration proceeding to resolve a dispute must first provide written notice (the “Arbitration Request”) to the other Party of such intention, setting forth the issues for resolution, not less than ten (10) calendar days prior to submitting the dispute to arbitration in accordance with this Section 10.2. From the date of the Arbitration Request until such time as the dispute has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended.

(a)           No Arbitration of Patent/Confidentiality Issues. Unless otherwise agreed by the Parties, disputes to the extent relating to Patents and Know-How and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.

(b)           Arbitration Procedure. The arbitration shall be held under the auspices of the International Chamber of Commerce in accordance with then-prevailing Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), except as modified in this Agreement, applying the substantive law specified in Section 10.3. A Party may initiate arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute. Within thirty (30) calendar days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve such dispute arising under this Section 10.2; provided, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected in accordance with the ICC Rules. The arbitrator shall not be or have been an Affiliate, sublicensee, employee, consultant, officer, director or stockholder of either Party or of an Affiliate of either Party, or have a conflict of interest under applicable rules of ethics. The arbitration proceedings shall be conducted in Washington, DC. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed. The arbitrator shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) calendar days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it shall not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

(c)           Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.

(d)           Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

(e)           Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

10.3          Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles which would direct the application of the laws of another jurisdiction.

10.4          Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that in each instance the assignee or resulting entity in such transaction (if not the Party) expressly assumes all obligations imposed on the assigning Party by this Agreement in writing. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section  10.4 shall be null and void.

10.5          Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and, as applicable, sublicensees.

10.6          Force Majeure. Neither HaiChang nor Rexahn shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (a “Force Majeure”). In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

10.7          Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Rexahn, addressed to:

Rexahn Pharmaceuticals, Inc.

15245 Shady Grove Road, Suite 455

Rockville, MD 20850

Attn: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Attn: Asher M. Rubin

If to HaiChang, addressed to:

Zhejiang HaiChang Biotechnology Co., Ltd.

1500 Wenyixi Rd, Building 4, Hangzhou, China 311121

Attn: Songlin Xu, Ph.D.

With a copy (which shall not constitute notice) to:

The Whiteoak Group, LLC

1629 K Street NW, STE 300

Washington, DC 20006

Attn: Mengzi Zhang, Ph.D.

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided, that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. Notwithstanding the foregoing, for any notice delivered outside normal business hours (which shall for these purposes mean in the country of the recipient of the notice), delivery shall be deemed to occur on the Business Day following such delivery.

10.8          Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.9          Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.10      Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. The Parties shall not have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

10.11      Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. A Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking. A statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended, restated, modified, supplemented, or re-enacted. The Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Exhibits and attachments. References to pharmaceutical products, preparations, ingredients, and the like, include biologics and biopharmaceuticals, as applicable.

10.12      Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

10.13      Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

10.14      Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Exhibits hereto are to be updated from time to time during the Term, as appropriate, and in accordance with the provisions of this Agreement.

10.15      Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

10.16      Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Effective Date.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Douglas J. Swirsky
Name: Douglas J. Swirsky
Title: President & CEO

ZHEJIANG HAICHANG BIOTECHNOLOGY CO., LTD.

By:	/s/ Ben Zhao
Name: Ben Zhao, Ph.D.
Title: President

EXHIBIT A

LICENSED PATENTS

Exhibit A-1

EXHIBIT B

DESCRIPTION OF RX-0047

Exhibit B-1

EXHIBIT C

DESCRIPTION OF RX-0201 AND RX-0301

Exhibit C-1

EXHIBIT D

TRANSFERRED KNOW-HOW

Exhibit D-1

EXHIBIT E

TRANSFERRED MATERIALS

Exhibit E-1

EXHIBIT F

SANOFI MSA

Exhibit F-1